As filed with the Securities and Exchange Commission on May 24, 2016

Registration No. 333-168250

Registration No. 333-191686

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT

NO. 333-168250

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT

NO. 333-191686

UNDER

THE SECURITIES ACT OF 1933

MATTSON TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0208119
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

47131 Bayside Parkway,

Fremont, California 94538

(510) 657-5900

(Address of Principal Executive Offices)

J. Michael Dodson

Chief Financial Officer and Chief Operating Officer

Mattson Technology, Inc.

47131 Bayside Parkway

Fremont, CA 94538

(510) 657-5900

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Christopher L. Kaufman Chad Rolston Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600	Emilie Fukada c/o Mattson Technology, Inc. 47131 Bayside Parkway Fremont, California 94538 (510) 657-5900

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to (A) the Registration Statement of the Company (File No. 333-168250) filed with the SEC on July 21, 2010 and (B) the Registration Statement of the Company (File No. 333-191686) filed with the SEC on October 11, 2013 (each of the foregoing Registration Statements are referred to herein as a “Registration Statement” and, together, as the “Registration Statements”).

Pursuant to an Agreement and Plan of Merger, dated as of December 1, 2015 (the “Agreement”), by and among Mattson Technology, Inc., a Delaware corporation (the “Registrant”), Beijing E-Town Dragon Semiconductor Industry Investment Center (Limited Partnership), a PRC limited partnership (“Parent”), and Dragon Acquisition Sub, Inc., a Delaware corporation and a subsidiary of Parent (“Merger Sub”), on May 11, 2016, Merger Sub was merged with and into the Registrant with the Registrant surviving as a subsidiary of Parent, at which time the Registrant’s equity securities ceased to be publicly traded.

As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 24, 2016.

MATTSON TECHNOLOGY, INC.

By:	/s/ Tyler Purvis
Tyler Purvis
Senior Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)